Exhibit 3.3

H08000184024 3

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

PREMIER NURSING PRODUCTS CORP.

Pursuant to Section 607.1003 of the Florida Business Corporation Act of the State of Florida, the undersigned President of Premier Nursing Products Corp., a corporation organized and existing under, and by virtue of, the Business Corporation Act of the State of Florida (the “Corporation”), bearing document number P07000003495, does hereby certify:

First, the name of the Corporation is Premier Nursing Products Corp.

Second, on July 28, 2008 the Corporation’s Board of Directors and the holder of a majority of its issued and outstanding common stock adopted resolutions approving an eighteen for one (18:1) forward stock split of the Corporation’s issued and outstanding common stock, par value $0.0001 per share.

Third, that pursuant to such resolutions there shall be no change in the number of authorized common shares of the Corporation as a result of the forward stock split.

Fourth, that such resolutions provided that the record date for the forward split shall be August 7, 2008 and the effective date shall be close of business on August 8, 2008.

Fifth, that no fractional shares or cash shall be issued as a result of the forward split and all fractional shares that might otherwise be issuable shall be rounded up to the nearest whole share.

Sixth, the foregoing amendments were approved and adopted by the written consent of the majority shareholder of the Corporation pursuant to the provisions of Section 607.10025 and 607.1003 of the Business Corporation Act, which such consenting shareholder had not less than the minimum number of votes that would have been necessary to authorize or take such actions at a meeting at which the holders of all shares entitled to vote thereon were present and voted.

IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment as of July 30, 2008.

/s/ Sheldon Rose
Sheldon Rose, President

James M. Schneider, Esq.

Florida Bar No. 214338

Schneider Weinberger & Beilly LLP

2200 Corporate Boulevard, N.W.

Suite 210

Boca Raton, Florida 33431

(561) 362-9595